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                                                                    EXHIBIT 3.3

               CERTIFICATE OF DESIGNATION OF RIGHTS, PREFERENCES
                               AND PRIVILEGES OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                        OF CARDIAC PATHWAYS CORPORATION

     The undersigned, William N. Starling and Chris F. Fennell do hereby certify:

     1. That they are the duly elected and acting President and Secretary, respectively, of Cardiac Pathways Corporation, a Delaware corporation (the "CORPORATION").

     2. That pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the said Corporation, the said Board of Directors on May 16, 1999 adopted the following resolution creating a series of 50,000 shares of Preferred Stock designated as Series B Convertible Preferred Stock:

     "RESOLVED, that pursuant to the authority vested in the Board of Directors of the corporation by the Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as follows:

     1. Designation and Amount. The shares of such series shall be designated as "SERIES B CONVERTIBLE PREFERRED STOCK." The Series B Convertible Preferred Stock shall have a par value of $.001 per share, and the number of shares constituting such series shall be 50,000.

     2. Proportional Adjustment. In the event the Corporation shall at any time after the issuance of any share or shares of Series B Convertible Preferred Stock (i) declare any dividend on the Common Stock of the Corporation ("COMMON STOCK") payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series B Convertible Preferred Stock.

     3. Dividends and Distributions.

     (a) Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Convertible Preferred Stock with respect to dividends, the holders of shares of Series B Convertible Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends payable in cash, in an amount per share (rounded to the nearest cent) equal to 11% of the original Series B Convertible Preferred Stock Purchase price, per annum.

     (b) Dividend Rate Adjustment if Company Redemption Does Not Occur. If, upon the request of the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock, the Company does not redeem the Series B Convertible Preferred Stock pursuant to Section 7 hereof, the cumulative dividend payable on the Series B Convertible Preferred Stock shall be subject to adjustment as follows:

          (i) If this corporation has not conducted a Company Redemption prior to May 31, 2004, at the beginning of each year after such date in which a Company Redemption does not occur the dividend rate for the Series B Convertible Preferred Stock shall forthwith be increased by six percentage points.

     (c) The holder of Series B Convertible Preferred Stock shall also be entitled to participate pro rata in any dividends paid on the Common Stock on an as-converted basis.

     4. Voting Rights. The holders of shares of Series B Convertible Preferred Stock shall have the following voting rights:

          (a) Each share of Series B Convertible Preferred Stock shall entitle the holder thereof to that number of votes on all matters submitted to a vote of the stockholders of the Corporation equal to the

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     number of shares of Common Stock into which the Series B Convertible
     Preferred Stock can be converted.

          (b) Except as otherwise provided herein or by law, the holders of shares of Series B Convertible Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

          (c) Except as otherwise provided herein or by law, holders of Series B Convertible Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     5. Reacquired Shares. Any shares of Series B Convertible Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and, in the Restated Certificate of Incorporation, as then amended.

     6. Liquidation, Dissolution or Winding Up.

     (a) Upon any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets to the holders of Series A Participating Preferred Stock or Common Stock or any other class of capital stock of the corporation by reason of their ownership thereof, an amount per share equal to the sum of (i) the price originally paid for each outstanding share of Series B Convertible Preferred Stock (the "ORIGINAL SERIES B ISSUE PRICE") and (ii) an amount equal to accrued but unpaid dividends on such shares. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series B Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of this corporation legally available for distribution shall be distributed ratably among the holders of the Series B Convertible Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.

     (b) Upon the completion of the distribution required by subparagraph (a) of this Section 6, the holders of Series A Participating Preferred Stock shall be entitled to receive, an aggregate amount per share equal to 1000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock.

     (c) Upon the completion of the distribution required by subparagraphs (a) and (b) of this Section 6, the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock and the Series B Convertible Preferred Stock, pro rata based on the number of shares of Common Stock (on an as-converted basis) held by each.

     (d) For purposes of this Section 6, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include, (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation;
(B) a sale of all or substantially all of the assets of this corporation, or (C) a sale or any transaction or series of transactions that result in a sale or transfer of 50% or more of the outstanding voting power of the corporation.

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          (i) In any of such events, if the consideration received by this corporation is other than cash, the value of such consideration will be deemed its fair market value. Any securities shall be valued as follows:

             (1) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

                (a) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

                (b) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and

                (c) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this Corporation and the holders of at least sixty-six and two-thirds percent
           (66 2/3%) of the voting power of all then outstanding shares of Series B Convertible Preferred Stock.

             (2) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (1) (a), (b) or (c) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of Series B Convertible Preferred Stock.

             (3) In the event the requirements of this subsection 6(d) are not complied with, this corporation shall forthwith either:

                (a) cause such closing to be postponed until such time as the requirements of this Section 6 have been complied with; or

                (b)cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Convertible Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 6(d)(4) hereof.

             (4) This Corporation shall give each holder of record of Series B Convertible Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, if any, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this
        Section 6, and this Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this Corporation has given the first notice provided for herein or sooner than ten (10) days after this Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Series B Convertible Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all then outstanding shares of such Series B Convertible Preferred Stock.

     7. Redemption. The shares of Series B Convertible Preferred Stock shall be redeemable.

     (a) Optional Redemption. At any time after May 31, 2004, the holders of a majority of the then outstanding shares of Series B Convertible Preferred Stock, voting as a single class, may request that the Corporation redeem the outstanding shares of Series B Convertible Preferred Stock. After receiving such request, the Corporation, to the extent it then lawfully is able to do so, and in its sole discretion, may redeem

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the outstanding shares of Series B Convertible Preferred Stock (an "OPTIONAL
REDEMPTION") in whole, upon payment in cash in respect of each share redeemed of an amount equal to the Original Series B Issue Price plus accrued but unpaid dividends on such shares. Such amount is hereinafter referred to as the "REDEMPTION PRICE" of the Series B Convertible Preferred Stock. Upon the election to conduct an Optional Redemption, the Corporation shall promptly give written notice of the redemption to each holder of record of Series B Convertible Preferred Stock, postage prepaid at the post office address last shown on the records of the Corporation.

     (b) Redemption Date. The Corporation shall redeem the shares of Series B Convertible Preferred Stock to be redeemed hereunder in two equal annual installments, commencing with the first calendar quarter ending ninety (90) days after the date notice of redemption is provided to the holders of Series B Convertible Preferred Stock. Such date shall be a "REDEMPTION DATE" for the Preferred Stock as described herein.

     (c) At least thirty (30) days prior to the Redemption Date for the Series B Convertible Preferred Stock, written notice shall be mailed, postage prepaid, to each holder of record of Series B Convertible Preferred Stock to be redeemed, at such holder's post office address last shown on the records of the Corporation, notifying such holder of the redemption of such shares to be redeemed at that time, specifying the Redemption Date, the Redemption Price, and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, such holder's certificate or certificate's representing the shares to be redeemed (such notice is hereinafter referred to as the "REDEMPTION NOTICE"). On or after the Redemption Date, each holder of Series B Convertible Preferred Stock to be redeemed shall surrender such holder's certificate or certificates representing shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each surrendered certificates shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Series B Convertible Preferred Stock designated for redemption in the Redemption Notice as holders of Series B Convertible Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not subsequently be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

     (d) Insufficient Funds. If the funds of the Corporation legally available for redemption of shares of Series B Convertible Preferred Stock on any Redemption Date are insufficient to redeem the total number of shares of Series B Convertible Preferred Stock to be redeemed on such date, those funds that are legally available shall be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed. The shares of Series B Convertible Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of the Series B Convertible Preferred Stock, such funds shall immediately be used to redeem the balance of the shares which the Corporation has become obligated to redeem, or elected to redeem, on any Redemption Date but which it has not redeemed.

     (e) Deposit of Redemption Price. On or prior to the Redemption Date, the Corporation shall deposit the Redemption Price of all shares of Series B Convertible Preferred Stock designated for redemption in the Redemption Notice and not yet redeemed with a bank or trust company having aggregate capital and surplus in excess of $100,000,000 as a trust fund for the benefit of the respective holders of the shares designated for the redemption and not yet redeemed, with irrevocable instructions and authority to the bank or trust company to pay the Redemption Price for such shares to their respective holders on or after the Redemption Date, upon receipt of notification from the Corporation that such holder has surrendered such holder's share certificate to the Corporation pursuant to Section 7(c) above. Such instructions shall also provide that any funds deposited by the Corporation pursuant to this Section 7(e) for the redemption of shares of subsequently converted into shares of Common Stock no later than the fifth (5th) day preceding the Redemption Date shall be returned to the Corporation forthwith upon such conversion. The balance of any funds deposited by the Corporation

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pursuant to this Section 7(e) remaining unclaimed at the expiration of two (2)
years following the Redemption Date shall be returned to the Corporation upon its request expressed in a resolution of its Board of Directors.

     8. Conversion. The holders of the Series B Convertible Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

          (a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price by the Series B Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price per share shall be the Original Series B Issue Price; provided, however, that the Series B Conversion Price shall be subject to adjustment as set forth in
     Section 8(d) and 8(e).

          (b) Automatic Conversion. Each share of Series B Convertible Preferred Stock, shall automatically be converted into shares of Common Stock at the Series B Conversion Price at the time in effect upon the election of a majority of the holders of Series B Convertible Preferred Stock.

          (c) Mechanics of Conversion. Before any holder of Series B Convertible Preferred Stock shall be entitled to convert into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Series B Convertible Preferred Stock, and shall give written notice to this Corporation at its principal corporate office of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series B Convertible Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with a sale to, or a merger with, a third party, the conversion may, at the option of any holder tendering Series B Convertible Preferred Stock for conversion, be conditioned upon the closing of such sale to, or merger with, such third party (as the case may be), in which event the person(s) entitled to receive the Common Stock upon conversion of the Series B Convertible Preferred Stock shall not be deemed to have converted such Series B Convertible Preferred Stock until immediately prior to the closing of such sale or merger.

          (d) Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuance, Stock Splits and Combinations. The Conversion Price of the Series B Convertible Preferred Stock shall be subject to adjustment from time to time as follows:

             (i)

                (1) If this corporation shall issue, after the date upon which any shares of Series B Convertible Preferred Stock were first issued (the "Purchase Date"), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price for the Series B Convertible Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series B Convertible Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section 8(d)(i)(5)(a) or
           (b)) plus the number of shares of Common Stock that

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           the aggregate consideration received by this Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance (including shares of Common Stock deemed to be issued pursuant to Section 8(d)(i)(5)(a) or (b)) plus the number of shares of such Additional Stock.

                (2) No adjustment of the Conversion Price for the Series B Convertible Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except to the limited extent provided for in Sections 8(d)(i)(5)(c) and (5)(d), no adjustment of such Conversion Price of the Series B Convertible Preferred Stock pursuant to this subsection 8(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

                (3) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of net cash paid therefor (after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof).

                (4) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in the reasonable good faith judgement of the Board of Directors irrespective of any accounting treatment.

                (5) In the case of the issuance (whether before, on or after the applicable Purchase Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this Section 8(d)(i) and Section 8(d)(ii).

                    (a) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 8(d)(i)(3) and (d)(i)(4)), if any, received by this Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

                    (b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such

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               securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 8(d)(i)(3) and (d)(i)(4)).

                    (c) In the event of any change in the number of shares of
               Common Stock deliverable or in the consideration payable to this Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof (unless such options or rights or convertible or exchangeable securities were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of subsection 8(d)(i)(1)), the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

                    (d) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series B Convertible Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities (unless such options or rights were merely deemed to be included in the numerator and denominator for purposes of determining the number of shares of Common Stock outstanding for purposes of Section 8(d)(i)(1)), shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

                    (e) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 8(d)(i)(5)(a) and (b) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 8(d)(i)(5)(c) or (d).

             (ii) "ADDITIONAL STOCK" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 8(d)(i)(5)) by this corporation after the Purchase Date other than:

                (1) Common Stock issuable or issued pursuant to a transaction described in subsection 8(d)(iii) hereof;

                (2) shares of Common Stock issuable or issued to employees, consultants or directors of this Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation, including the representatives of the Series B Convertible Preferred Stock, including all outstanding and granted options;

                (3) shares of Common Stock issuable or issued upon conversion of the Series A Participating Preferred Stock or Series B Convertible Preferred Stock or as dividends or distributions on the Series A Participating Preferred Stock or Series B Convertible Preferred Stock;

                (4) shares of Common Stock issuable or issued upon exercise of warrants issued to banks, equipment lessors or other venders, where such Common Stock or warrants were approved by the Board of Directors, including the representatives of the Series B Convertible Preferred Stock; or

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                (5) shares of Common Stock issuable or issued as consideration for business combinations or corporate partnering agreements approved by the Board of Directors, including the representatives of the Series B Convertible Preferred Stock.

             (iii) In the event this Corporation should at any time or from time to time after the Purchase Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "COMMON STOCK EQUIVALENTS") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series B Convertible Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

             (iv) If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series B Convertible Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

          (e) Other Distributions. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 8(d)(iii), then, in each such case for the purpose of this Section 8(e), the holders of the Series B Convertible Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series B Convertible Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

          (f) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 8 or in Section 6), provision shall be made so that the holders of the Series B Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Convertible Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8 with respect to the rights of the holders of the Series B Convertible Preferred Stock after the recapitalization to the end that the provisions of this Section 8 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series B Convertible Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) No Impairment. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 8(h) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Convertible Preferred Stock against impairment.

          (h) No Fractional Shares and Certificate as to Adjustments.

             (i) No fractional shares shall be issued upon the conversion of any share or shares of the Series B Convertible Preferred Stock, and the number of shares of Common Stock to be issued shall be determined by rounding to the nearest whole share. Such conversion shall be determined on the basis of the total number of shares of Series B Convertible Preferred Stock the holder is at the time converting into Common Stock and such rounding shall apply to the number of shares of Common Stock issuable upon such aggregate conversion.

             (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series B Convertible Preferred Stock pursuant to this Section 8, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series B Convertible Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series B Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series B Convertible Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series B Convertible Preferred Stock.

          (i) Notices of Record Date. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Convertible Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (j) Reservation of Stock Issuable Upon Conversion. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Convertible Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series B Convertible Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation's Certificate of Incorporation.

          (k) Notices. Any notice required by the provisions of this Section 8 to be given to the holders of shares of Series B Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

     9. Protective Provisions. This Corporation shall not take any of the following actions without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Convertible Preferred Stock:

          (a) Amend or repeal any provision, or add any provision to the Corporation's Certificate of Incorporation or Bylaws which change the rights of the Series B Convertible Preferred Stock;

          (b) Increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock;

          (c) Authorize or issue, or obligate itself to issue, any other security, including any other security convertible into or exercisable for any security having a preference over, or being on a parity with, the Series B Convertible Preferred Stock with respect to voting, dividends, redemption or upon liquidation;

          (d) Issue any shares of Common Stock, other than

             (i) shares of Common Stock issuable or issued to employees, consultants or directors of this Corporation directly or pursuant to a stock option plan or restricted stock plan approved by the Board of Directors of this Corporation, including the representatives of the Series B Convertible Preferred Stock;

             (ii) shares of Common Stock issuable or issued upon conversion of the Series A Participating Preferred Stock or Series B Convertible Preferred Stock or as dividends or distributions on the Series A Participating Preferred Stock or Series B Convertible Preferred Stock;

             (iii) shares of Common Stock issuable or issued upon exercise of warrants issued to banks, equipment lessors or other venders, where such Common Stock or warrants were approved by the Board of Directors, including the representatives of the Series B Convertible Preferred Stock; or

             (iv) shares of Common Stock issuable or issued as consideration for business combinations or corporate partnering agreements approved by the Board of Directors, including the representatives of the Series B Convertible Preferred Stock.

          (e) Declare or pay any dividends on its Common Stock or redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common stock from employees, officers, directors, consultants or other persons performing services for this Corporation or any subsidiary pursuant to agreements under which this Corporation has the option to repurchase such shares at cost or at cost upon the occurrence of certain events, such as the termination of employment;

          (f) Sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which more than fifty percent (50%) of the voting power of this corporation is disposed of;

          (g) Repurchase any series of Preferred Stock, other than a repurchase pursuant to Section 7 hereof; or

          (h) Increase or decrease the size of the Corporation's Board of Directors.

     RESOLVED FURTHER, that the President or any Vice President and the Secretary or any Assistant Secretary of this corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution."

     We further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of our own knowledge.

     Executed at Sunnyvale, California on May 20, 1999

                                          /s/ WILLIAM N. STARLING
                                          --------------------------------------
                                          William N. Starling
                                          President and Chief Executive Officer

                                          /s/ CHRIS F. FENNELL
                                          --------------------------------------
                                          Chris F. Fennell, Secretary

            CERTIFICATE OF CORRECTION OF CERTIFICATE OF DESIGNATION
                    OF RIGHTS, PREFERENCES AND PRIVILEGES OF
                      SERIES B CONVERTIBLE PREFERRED STOCK
                        OF CARDIAC PATHWAYS CORPORATION

     Cardiac Pathways Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, hereby certifies as follows:

     A. The name of this corporation is Cardiac Pathways Corporation.

     B. That a Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock (the "Certificate") was filed by the Secretary of State of Delaware on May 20, 1999 and that said Certificate requires correction as permitted by Section 103(f) of the General Corporation Law of the State of Delaware.

     C. The inaccuracy or defect of said Certificate to be corrected is as follows: The words "multiplied by 1000" were omitted from the first sentence of
Section 8(a) of the Certificate.

     D. The text of Section 8(a) of the Certificate is hereby amended and restated in its entirety to read as follows:

          "(a) Right to Convert. Each share of Series B Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series B Issue Price multiplied by 1000, by the Series B Conversion Price, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Series B Conversion Price per share shall be the Original Series B Issue Price; provided, however, that the Series B Conversion Price shall be subject to adjustment as set forth in Section 8(d) and 8(e)."

     The undersigned officer of the corporation hereby acknowledges that the above Certificate of Correction of Certificate of Designation of Rights, Preferences and Privileges of Series B Convertible Preferred Stock is his act and deed and that the facts stated therein are true.

                                          /s/ CHRIS F. FENNELL
                                          --------------------------------------
                                          Chris F. Fennell, Secretary

Dated: May 27, 1999